EXHIBIT 5(i)

     (LETTERHEAD OF PEPER, MARTIN, JENSEN, MAICHEL AND HETLAGE)

August 6, 1997

Baldor Electric Company
5711 R. S. Boreham, Jr St
Fort Smith, Arkansas  72901

RE:  Baldor Electric Company Employees' Profit Sharing and Savings Plan

We are counsel for Baldor Electric Company, a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,500,000 shares of Common Stock, $.10 par value, of the Company (the "Plan Shares") and 1,500,000 Common Stock Purchase Rights (the "Rights") accompanying and associated therewith, for sale to the plan administrator (the "Administrator") for the accounts of present and future participants (the "Plan Participants") in the Baldor Electric Company Employees' Profit Sharing and Savings Plan (the "Plan") who direct that their pre-tax Plan contributions be used to purchase such Plan Shares and associated Rights in the Baldor Electric Company Stock Fund (the "Fund"), which is an investment alternative offered under the Plan and, (ii) the related opportunity granted to all Plan Participants to participate in the Fund (the "Participation Interests").

A Registration Statement on Form S-8 (the "Registration Statement") with respect to the Plan Shares and the Rights, including the related
Participation Interests, is being filed concurrently herewith with the Securities and Exchange Commission.

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri dated August 6, 1997. We have also reviewed the organizational documents of the Company, including the Restated Articles of Incorporation and the Bylaws as amended to date and we have reviewed the Plan and the Rights Agreement dated as of May 6, 1988, by and between the Company and Wachovia Bank of North Carolina, N.A. (formerly Wachovia Bank and Trust Company, N.A.) ("Wachovia"), as Rights Agent, as amended by Amendment No. 1 thereto by and among the Company and Wachovia and dated as of February 5, 1996. We have also examined a copy of the Minutes of the Regular Meeting of the Board of Directors held on August 5, 1996, certified by the Secretary of the Company. We have relied, as to factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of July 29, 1997. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.



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Baldor Electric Company
August 6, 1997
Page 2



Based upon the foregoing, we are of the opinion that:

1. The Plan Shares to be issued pursuant to the Plan are duly and validly authorized.

2. All Plan Shares which may be newly issued by the Company, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable.

3. The Rights to be issued pursuant to the Plan are duly and validly authorized.

4. The establishment and maintenance of the Plan and the Participation Interests offered thereunder have been authorized by all necessary corporate action by the Company.

We hereby consent to the use of this opinion as Exhibit 5(i) of the above-mentioned Registration Statement.



             PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE

CAA/DMG

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